Exhibit 10.01

Cleartronic, Inc.

8000 N. Federal Hwy Suite 100, Boca Raton, FL 33487 • Tel 561-939-3300 •Fax 561-953-5073

August 22, 2008

Thomas A. Enterprises, LLC

8002 Flagler Ct.

West Palm Beach, Florida, 33405

Attention: Roy Amico, Managing Member

Dear Roy:

This agreement letter (“Agreement”) outlines the terms and conditions of Thomas A Enterprise’s (“Consultant”) engagement as a non-exclusive advisor to assist Cleartronic Inc.  (“Cleartronic”) by introducing Cleartronic to various funding sources, assisting in negotiations, and providing other strategic advisory services that may be required to secure funding from various funding sources. Transactions that result in the receipt by Cleartronic of equity or debt funding from a funding source introduced to Cleartronic by Consultant for such purpose are hereinbelow referred to individually as a “Transaction” and collectively as “Transactions.” Cleartronic reserves the right to unilaterally accept or reject any Transaction.

General Terms

This Agreement shall become effective upon the execution hereof by Cleartronic and Consultant, and, unless terminated sooner as hereinbelow provided, will remain in effect for an initial term of six (6) months from the date of execution.

Either Cleartronic or Consultant may terminate, without cause, Consultant’s activities in connection with this Agreement at any time upon not less than 30 days’ prior written notice. Upon the expiration of this Agreement or such earlier termination, Cleartronic’s only obligation to Consultant shall be the payment all outstanding obligations to Consultant as described herein as of the effective date of the expiration or earlier termination of the Agreement as the case may be.

Notwithstanding anything herein to the contrary, in the event that Cleartronic enters into a Transaction with a Consultant-introduced investor or lender within six (6) months of termination of this Agreement, Cleartronic shall pay Consultant in accordance with the terms of this Agreement.

Cleartronic shall compensate Consultant for its services in accordance with the following schedule:

Engagement Incentive

Cleartronic will authorize transfer agent to issue 200,000 shares of Cleartronic’s restricted common stock to consultant on signing this Agreement Letter.

Expenses

Cleartronic shall advance Consultant $5,000 per month in anticipated expenses that will be incurred by the Consultant. Consultant shall be responsible for all of its own costs and fees and expenses including the costs of travel, marketing and document preparation, unless otherwise agreed to in advance by in writing by Cleartronic.

Success Fee

If Consultant introduces Cleartronic to a source that results in a successful Transaction for Cleartronic, Consultant shall receive:

•

a fee of 10% of the proceeds actually received in any Transaction involving the sale by Cleartronic of its equity securities and 5% of the proceeds actually received in any Transaction involving the sale by Cleartronic of its debt securities, in either case less all expense advances theretofore paid to Consultant by Cleartronic.

•

In the event of a successful equity Transaction Consultant will receive a warrant to purchase 10% of the shares sold by Cleartronic in a Transaction at an exercise price of 110% of the weighted average sale price of such shares subject to customary adjustments and provided that Consultant executes an investment letter satisfactory to Cleartronic. The warrants shall expire on December 31, 2013.

•

In the event of a successful debt Transaction Consultant will receive a warrant to purchase the number of shares equal to 5% of the proceeds received from the sale of debt securities divided by the mean between the high bid and low ask price of Cleartronic shares on the date of the closing of the Transaction. The exercise price of the warrant shall be 110% of the mean between the high bid and low ask price of Cleartronic shares on the date of the actual funding of the Transaction. The warrants shall expire on December 31, 2013.

Cleartronic will be responsible for all of its costs and fees and expenses of its counsel, auditors and outside consultants with respect to any Transaction.

Other Provisions

Consultant acknowledges and agrees that it is an independent contractor and shall not be deemed to be an employee of Cleartronic.  Consultant shall be responsible for and pay all taxes assessed on all compensation provided to it under the terms of this Agreement.

Consultant hereby acknowledges that it is familiar with the securities registration provisions and the exemptions therefrom of federal and state securities laws, rules and regulations and will not take any action or inaction which would require the registration of Cleartronic’s securities thereunder.

Consultant shall provide Cleartronic with proof of its good standing as a Florida limited liability company and provide Cleartronic with its EIN for recording I -1099 payments.

Entire Agreement, Governing Laws and Jurisdiction and Miscellaneous Terms

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements between the parties.  This Agreement cannot be modified, amended or changed, nor can any of its provisions be waived, except by written agreement signed by each of the parties hereto.

This Agreement shall not be assignable by either party.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.  Any dispute arising out of or relating to this Agreement or the making thereof shall be determined by arbitration in Palm Beach County, Florida in accordance with the then rules of the American Arbitration Association.  Any arbitration award shall be final and binding upon Consultant and Cleartronic, and judgment upon the award may be entered in any court having jurisdiction (each party agreeing to exclusive personal jurisdiction and venue in Palm Beach County, Florida and waiving any objection thereto). Cleartronic and Consultant hereby agree that service of process upon it by registered or certified mail at its address set forth above shall be deemed adequate and lawful.  The parties hereto shall deliver notices to each other by personal delivery or by registered or certified mail (return receipt requested) at the addresses set forth above.

Acceptance

Please confirm your agreement to the foregoing engagement terms and conditions by signing below on behalf of Thomas A. Enterprises, LLC, and returning an executed copy of this Agreement whereupon it shall become a binding agreement between Cleartronic  and Thomas A. Enterprises, LLC.

Sincerely,

Cleartronic Inc.

/s/  Larry Reid

Larry Reid, President & CEO

ACCEPTED AND AGREED TO THIS 22nd DAY OF August, 2008

FOR AND ON BEHALF OF THOMAS A. ENTERPRISES, LLC

By:                  /s/ Roy Amico

Title:               Managing Member